Hologic Announces Third Quarter Fiscal 2012 Operating Results

Exceeds Non-GAAP EPS Guidance

On-Track to Complete Acquisition of Gen-Probe on or about August 1, 2012

BEDFORD, Mass., July 30, 2012 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the third fiscal quarter ended June 23, 2012.

Highlights of the quarter include:

  Revenues of $470.2 million.
  Net income of $23.6 million, or $0.09 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income of $92.6 million, or $0.35 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) of $165.8 million. A reconciliation of historical GAAP to non-GAAP results is included as an attachment to this press release.

Highlights subsequent to the quarter include:

  Debt financing committed and regulatory approvals received for Gen-Probe Incorporated (Gen-Probe) acquisition.
  Hologic's 3D Dimensions Tomosynthesis, 2D Selenia, and 2D Dimensions mammography systems placed first, second, and third, respectively, in the mammography category in the KLAS annual survey of healthcare executives and clinicians.
  Hologic's Cervista HPV HR test approved in the Netherlands.

Third quarter fiscal 2012 operating results overview:

Third quarter fiscal 2012 revenues totaled $470.2 million, an increase of 4.2% compared to revenues of $451.1 million in the third quarter of fiscal 2011. This increase primarily resulted from: (i) growth in Breast Health revenues of $6.3 million, or 3.1%, driven by a $6.6 million, or 9.5%, increase in service revenue related to Hologic's increased installed base of digital mammography systems; and (ii) an increase in Diagnostics revenues of $15.3 million, or 10.6%, with the majority due to an increase in international ThinPrep revenues. GYN Surgical and Skeletal Health revenues declined slightly year-over-year by $1.7 million, or 2.1%, and $0.7 million, or 3.1%, respectively. The impact on revenues from changes in foreign currencies from the third quarter of fiscal 2011 was a reduction of approximately $4.3 million.

For the third quarter of fiscal 2012, Hologic reported net income of $23.6 million, or $0.09 per diluted share, compared with net income of $36.2 million, or $0.14 per diluted share, in the third quarter of fiscal 2011.

The Company's non-GAAP adjusted net income increased 8.0% to $92.6 million, or $0.35 per diluted share, in the third quarter of fiscal 2012 compared to $85.7 million, or $0.32 per diluted share, for the same period in the prior year. The Company's fiscal 2012 and 2011 third quarter non-GAAP adjusted net income primarily excludes: (i) a charge of $61.0 million and $59.7 million, respectively, attributable to the amortization of intangible assets; (ii) non-cash interest expense of $15.1 million and $18.2 million, respectively, related to the Company's Convertible Notes; (iii) acquisition-related costs of $5.1 million and $0.7 million, respectively; and (iv) a net charge to operating expenses of $2.2 million and $3.8 million, respectively, attributable to contingent consideration relating to the Company's recent acquisitions. The Company's non-GAAP adjusted net income for the third quarter of fiscal 2012 also primarily excludes a $1.7 million charge for the write off of certain assets and related charges as a result of the Company's decision in the second quarter to cease commercialization of the Adiana product. Both periods also exclude income taxes related to such adjustments.

For the nine months ended June 23, 2012, revenues totaled $1.41 billion, an increase of 6.9% compared to revenues of $1.32 billion in the nine months ended June 25, 2011. This increase resulted from growth in: (i) Breast Health revenues of $39.0 million, or 6.4%, driven by a $21.7 million, or 5.4%, increase in product revenues primarily related to sales of the Company's 2D Dimensions and 3D digital mammography systems, and a $17.4 million, or 8.5%, increase in service revenues; (ii) Diagnostics revenues of $43.8 million, or 10.4%, primarily from growth in international ThinPrep revenues, as well as in revenues from the molecular diagnostics product lines; (iii) GYN Surgical revenues of $6.9 million, or 3.0%, primarily related to growth in sales of the MyoSure hysteroscopic tissue removal system (MyoSure), partially offset by a decrease in NovaSure endometrial ablation (NovaSure) and Adiana permanent contraception (Adiana) system sales; and (iv) Skeletal Health revenues of $2.1 million, or 3.0%, primarily due to an increase in bone densitometry sales.

For the nine months ended June 23, 2012, Hologic reported net income of $4.1 million, or $0.02 per diluted share, compared with net income of $129.6 million, or $0.49 per diluted share, in the nine months ended June 25, 2011. The Company's non-GAAP adjusted net income increased 9.6% to $269.4 million, or $1.01 per diluted share, in the nine months ended June 23, 2012 compared to $245.9 million, or $0.93 per diluted share, for the same period in the prior year. The Company's non-GAAP adjusted net income for the first nine months of fiscal 2012 and 2011 primarily excludes: (i) a charge of $183.0 million and $175.3 million, respectively, attributable to the amortization of intangible assets; (ii) non-cash interest expense of $52.0 million and $54.4 million, respectively, related to the Company's Convertible Notes; (iii) a net charge to operating expenses of $79.1 million and $0.7 million, respectively, attributable to contingent consideration relating to the Company's recent acquisitions; (iv) acquisition-related costs and charges of $7.0 million and $1.9 million, respectively; and (v) a $42.3 million and $29.9 million, respectively, non-cash loss on the exchange of Convertible Notes (recorded in the second and first quarters of fiscal 2012 and 2011, respectively). The Company's non-GAAP adjusted net income for the first nine months of fiscal 2012 also primarily excludes a $20.0 million charge for the write off of certain assets and related charges as a result of the Company's decision to cease commercialization of the Adiana product and a gain of $12.4 million related to the scheduled milestone payment received from KV Pharmaceuticals. The Company's non-GAAP adjusted net income for the first nine months of fiscal 2011 also primarily excludes a net gain on sale of intellectual property of $84.5 million and a $3.3 million charge attributable to the write-up of acquired inventory sold. Both periods also exclude income taxes related to such adjustments.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these historical measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"We continue to capitalize on opportunities with leading products that are meeting growing global demand in our markets," said Rob Cascella, President and Chief Executive Officer. "Our position at the forefront of industry innovation is best evidenced by the faster-than-expected shift in orders from our 2D mammography systems to our new 3D breast tomosynthesis. We are pleased with the bookings rate this quarter, which helped us to build a strong backlog heading into our fourth quarter. In addition, although slightly below our estimates, revenues remain strong and stable, and we exceeded our earnings expectations led by double-digit growth in our Diagnostics segment. We are gaining momentum in Diagnostics and look forward to completing the Gen-Probe acquisition, as the transaction will create a leading diagnostics franchise."

Third quarter fiscal 2012 revenue overview by segment (as compared to the third quarter fiscal 2011):
  Breast Health revenues increased to $211.5 million in the current quarter compared to $205.2 million in the prior year, an increase of 3.1%. Revenue growth this quarter was driven by an increase in service revenues related to the Company's growing installed base of digital mammography systems, specifically 2D and 3D Dimensions systems. During the quarter the Company experienced a significant acceleration in the shift of orders away from 2D digital mammography to the new Dimensions 3D breast tomosynthesis system, as well as customer orders for Dimensions systems that were placed, but not shipped, during the third quarter of fiscal 2012. As stated in the Company's press release on July 11, 2012, Hologic expects the majority of these orders to be installed in the fourth quarter of fiscal 2012. The customer site readiness requirements for tomosynthesis are more extensive than for the 2D systems and therefore the accelerated shift from 2D to 3D mammography orders has contributed to an initial delay in installations. Consequently, the backlog of orders was stronger at the end of the third quarter than at the end of the second quarter.
  Diagnostics revenues totaled $158.7 million in the current quarter compared to $143.4 million the prior year, an increase of 10.6%. Sales growth was driven primarily by a combination of higher ThinPrep revenues (with the majority from both the addition of TCT and other international sales) and strong growth in molecular diagnostics revenues. Incremental ThinPrep test revenues from the TCT acquisition were approximately $8.3 million during the current period (incremental revenues represent the total third party price less the original price previously charged to TCT). In addition, other incremental Diagnostics revenues from TCT were approximately $5.7 million.
  GYN Surgical revenues totaled $77.7 million in the current quarter compared to $79.4 million in the prior year, a decrease of 2.1%. This was driven by a decline in sales of both the NovaSure and Adiana systems, almost all of which was offset by growth in MyoSure system sales. Adiana system sales were approximately $3.6 million less than the prior year as a result of the Company's decision last quarter to discontinue sales of the Adiana product line.
  Skeletal Health revenues totaled $22.4 million in the current quarter compared to $23.1 million in the prior year, a decrease of 3.1%. This slight decrease was primarily the result of a reduction in the number of bone densitometry system sales, partially offset by an increase in Mini C-Arm product sales.

Other Highlights:

Hologic's 3D Dimensions Breast Tomosynthesis System Places First in KLAS Annual Survey of Mammography Equipment Users

On June 27, 2012, the Company announced that its 3D Dimensions breast tomosynthesis, 2D Selenia, and 2D Dimensions mammography systems placed first, second and third, respectively, in the digital mammography category in the KLAS annual survey of healthcare executives and clinicians. For the "2012 Best in KLAS Awards: Medical Equipment & Infrastructure" report, over 100 medical equipment products were rated in more than 30 different categories. The Hologic Dimensions breast Tomosynthesis system received the second highest overall performance score of the 10 Best in KLAS medical equipment categories and ranked first in its category. This is the third year in a row and the fourth time since KLAS began these evaluations in 2007 that a Hologic mammography system has been ranked in the highest position in the category.

Approval of the Cervista HPV HR test in the Netherlands

On July 18, 2012, the Company announced the approval in the Netherlands of its Cervista HPV HR test. The Company's HPV HR test utilizes Hologic's proprietary Invader technology to detect 14 high-risk types of HPV that are associated with cervical cancer and precancerous lesions. The Company commenced commercialization immediately following approval.

Update on Gen-Probe Acquisition:

Hologic has received all required regulatory approvals and secured the necessary debt financing, subject to the execution of definitive documentation, for the acquisition of Gen-Probe. Approval by Gen-Probe stockholders is the last significant remaining condition to closing, and Gen-Probe has scheduled a Special Meeting of Stockholders on July 31, 2012. Gen-Probe stockholders of record as of June 29, 2012 are entitled to vote at the Special Meeting. The transaction is expected to close on or about August 1, 2012.

Financing

On July 19, 2012, the Company announced the pricing of its private placement of $1.0 billion in aggregate principal amount of its 6.25% Senior Notes due 2020 (the "Senior Notes") and that it has received expected pricing on its anticipated $2.80 billion of Senior Secured Credit Facilities to be obtained in connection with its acquisition of Gen-Probe. Based upon the pricing of the Senior Notes and the expected pricing of the Senior Secured Credit Facilities, Hologic anticipates that the initial blended interest yield on the Company's total financing for the Gen-Probe acquisition will be approximately 4.80%, including the amortization of the original issue discount (OID) and excluding the impact of deferred financing costs.

Financial Guidance:

The Company's guidance includes Hologic's current operations and does not include the results of Gen-Probe or other future acquisitions, if any, including the impact of the financing for the Gen Probe acquisition.

Fourth Quarter Fiscal 2012 (Quarter ending September 29, 2012):

  The Company expects fourth quarter fiscal 2012 revenues of approximately $485 million. Year-over-year, this represents an expected increase in revenues of 4% over the fourth quarter of fiscal 2011 revenues of $467.0 million.
  The Company expects non-GAAP adjusted EPS of approximately $0.35 to $0.36.

Fiscal 2012 (Year ending September 29, 2012):

  The Company expects fiscal 2012 revenues of approximately $1.9 billion. Year-over-year, this represents an expected increase in revenues of 6% over fiscal 2011 revenues of $1.79 billion.
  The Company expects non-GAAP adjusted EPS guidance of approximately $1.36 to $1.38.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2012 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Assuming the Company's acquisition of Gen-Probe is completed on or about August 1, 2012 as anticipated, the Company's future GAAP EPS will be affected by the acquisition Gen-Probe, the financing for that acquisition, and the operations of Gen-Probe following that acquisition. Future GAAP EPS may also be further affected by changes to assumptions and judgments relating to the Company's acquired businesses, nonrecurring, unusual or unanticipated charges, expenses or gains, including those incurred in connection with the Gen-Probe acquisition. Such effects, charges, expenses or gains have been excluded in the calculation of the Company's projected non-GAAP adjusted EPS. It is therefore not practicable to provide a reconciliation of this non-GAAP guidance to the most comparable GAAP measure.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, July 30, 2012, at 5:00 p.m. (Eastern) to discuss third quarter fiscal 2012 operating results. Interested participants may listen to the call by dialing 888-349-9582 or 719-325-2182 for international callers and referencing code 3813469 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, August 17, 2012, at 888-203-1112 or 719-457-0820 for international callers, access code 3813469. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.hologic.com/investors-overview. A PowerPoint presentation related to the conference call has been posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Adiana, Cervista, Dimensions, Invader, MyoSure, NovaSure, Selenia, TCT and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Gen-Probe and associated logos are trademarks and/or registered trademarks of Gen-Probe Incorporated and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about Hologic's plans, objectives, expectations and intentions. Such statements include, without limitation, statements about the timing of the completion of Hologic's acquisition of Gen-Probe, the anticipated benefits thereof, including anticipated future integration of the two companies and the success of that integration, the expected permanent financing for the transaction, other of Hologic's plans, objectives, expectations and intentions relating to that acquisition, Hologic's guidance for its current fiscal year, and other statements that are not historical facts. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of Hologic to consummate the acquisition of Gen-Probe in a timely manner or at all; satisfaction of the conditions precedent to consummation of the proposed acquisition, including approval by Gen-Probe's stockholders; uncertainties relating to litigation, including pending and future Gen-Probe shareholder lawsuits related to the proposed acquisition; successful completion of anticipated financing arrangements; Hologic's ability to successfully and timely integrate Gen-Probe's operations, product lines, technologies and employees, and realize synergies from the proposed transaction; unknown, underestimated or undisclosed commitments or liabilities; effects of purchase accounting that may be different from expectations; the level of demand for the combined company's products; the ability of the combined company to develop, deliver and support a broad range of products, develop new products, expand its markets and/or develop new markets; and the ability of the combined company to attract, motivate and retain key employees. Moreover, the combined business may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors.

As noted above, Hologic's guidance as to the results for its current fiscal year does not reflect any revenues or earnings from pending or future acquisitions, including its pending acquisition of Gen-Probe and the financing thereof. In addition, Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2012 that could cause actual results to vary from its guidance. Risks and uncertainties that could adversely affect Hologic's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; Hologic's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of Hologic's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including Hologic's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; Hologic's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of Hologic's products; risks associated with acquisitions, including without limitation, Hologic's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, and the enhanced risks and challenges associated with Hologic's recent acquisitions in China; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by Hologic obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including Hologic's obligation to meet payment obligations and financial covenants under Hologic's leases; and Hologic's ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the combined company's business and prospects are described in the filings made by Hologic and Gen-Probe with the SEC. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 23, 2012	September 24, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 905,606	$ 712,869
Accounts receivable, net	336,437	318,712
Inventories	228,496	230,544
Deferred income tax assets	27,570	39,607
Prepaid expenses and other current assets	36,875	41,168
Total current assets	1,534,984	1,342,900

Property and equipment, net	232,746	238,666
Intangible assets, net	1,914,556	2,090,807
Goodwill	2,294,492	2,290,330
Other assets	50,016	46,077
	$ 6,026,794	$ 6,008,780

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 55,064	$ 63,467
Accrued expenses	374,850	325,327
Deferred revenue	127,193	120,656
Total current liabilities	557,107	509,450

Convertible notes (principal of $1,725,000)	1,542,146	1,488,580
Deferred income tax liabilities	844,154	957,426
Deferred service obligations- long term	12,987	9,467
Other long-term liabilities	66,149	106,962
Total long-term liabilities	2,465,436	2,562,435

STOCKHOLDERS' EQUITY:
Common stock	2,649	2,625
Capital in excess of par value	5,371,764	5,303,713
Accumulated deficit	(2,365,787)	(2,369,920)
Accumulated other comprehensive (loss) income	(2,857)	1,995
Treasury stock, at cost	(1,518)	(1,518)
Total stockholders' equity	3,004,251	2,936,895
	$ 6,026,794	$ 6,008,780

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 23, 2012	June 25, 2011

REVENUES
Product sales	$ 384,593	$ 372,790
Service and other revenues	85,635	78,292
	470,228	451,082

COSTS AND EXPENSES (1):
Cost of product sales	134,062	129,141
Cost of product sales – amortization of intangible assets	45,280	44,877
Cost of service and other revenues	46,246	42,503
Research and development	26,229	29,325
Selling and marketing	76,368	72,981
General and administrative	43,421	39,755
Amortization of intangible assets	15,733	14,794
Contingent consideration	2,226	3,790
Other expenses	136	-
	389,701	377,166

Income from operations	80,527	73,916
Interest expense, net	(25,593)	(28,673)
Other income (expense), net	73	(819)

Income before provision for income taxes	55,007	44,424
Provision for income taxes	31,413	8,228

Net income	$ 23,594	$ 36,196

Net income per share:
Basic	$ 0.09	$ 0.14
Diluted	$ 0.09	$ 0.14

Weighted average number of shares outstanding:
Basic	264,609	261,784
Diluted	267,294	265,167

(1) Stock-based compensation included in costs and expenses during the three months ended June 23, 2012 was $1,220 for cost of revenues, $1,210 for research and development, $1,840 for selling and marketing and $4,484 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended June 25, 2011 was $992 for cost of revenues, $1,081 for research and development, $1,342 for selling and marketing and $4,364 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Nine Months Ended
	June 23, 2012	June 25, 2011

REVENUES
Product sales	$ 1,164,774	$ 1,092,345
Service and other revenues	249,330	229,959
	1,414,104	1,322,304

COSTS AND EXPENSES (1):
Cost of product sales	420,429	385,863
Cost of product sales – amortization of intangible assets	135,792	131,478
Cost of service and other revenues	137,763	124,981
Research and development	83,868	87,817
Selling and marketing	232,367	211,619
General and administrative	131,319	119,062
Amortization of intangible assets	47,204	43,842
Contingent consideration	79,098	670
Gain on sale of intellectual property, net	(12,424)	(84,502)
Other expenses	1,268	450
	1,256,684	1,021,280

Income from operations	157,420	301,024
Interest expense	(83,614)	(85,767)
Other income, net	4,844	414
Loss on debt extinguishment	(42,347)	(29,891)

Income before provision for income taxes	36,303	185,780
Provision for income taxes	32,170	56,199

Net income	$ 4,133	$ 129,581

Net income per share:
Basic	$ 0.02	$ 0.50
Diluted	$ 0.02	$ 0.49

Weighted average number of shares outstanding:
Basic	263,742	260,744
Diluted	266,359	264,114

(1) Stock-based compensation included in costs and expenses during the nine months ended June 23, 2012 was $3,602 for cost of revenues, $3,688 for research and development, $5,234 for selling and marketing and $13,836 for general and administrative. Stock-based compensation included in costs and expenses during the nine months ended June 25, 2011 was $3,533 for cost of revenues, $3,633 for research and development, $4,486 for selling and marketing and $15,593 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended June 23, 2012		Three Months Ended June 25, 2011

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.09		$ 0.14
Adjustments to net income (as detailed below)	0.26		0.18
Non-GAAP adjusted earnings per share- Diluted	$ 0.35	(1)	$ 0.32	(1)

NET INCOME
GAAP net income	$ 23,594		$ 36,196
Adjustments:
Amortization of intangible assets	61,013		59,671
Non-cash interest expense relating to convertible notes	15,119		18,229
Acquisition-related costs	5,078		652
Contingent consideration	2,226		3,790
Adiana closure costs	1,696		-
Other charges	124		345
Income tax effect of reconciling items	(16,276)	(2)	(33,147)	(2)
Non-GAAP adjusted net income	$ 92,574		$ 85,736

EBITDA
Non-GAAP adjusted net income	$ 92,574		$ 85,736
Interest expense, net, not adjusted above	9,593		9,959
Provision for income taxes	47,689		41,375
Depreciation expense	15,926		17,482
Adjusted EBITDA	$ 165,782		$ 154,552

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 267,294 and 265,167 weighted average diluted shares outstanding for the three months ended June 23, 2012 and June 25, 2011, respectively.

(2) To reflect an estimated annual effective tax rate of 34.0% and 33.5% on a non-GAAP basis for the three months ended June 23, 2012 and June 25, 2011, respectively.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Nine Months Ended June 23, 2012		Nine Months Ended June 25, 2011

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.02		$ 0.49
Adjustments to net income (as detailed below)	0.99		0.44
Non-GAAP adjusted earnings per share- Diluted	$ 1.01	(1)	$ 0.93	(1)

NET INCOME
GAAP net income	$ 4,133		$ 129,581
Adjustments:
Amortization of intangible assets	182,996		175,320
Non-cash interest expense relating to convertible notes	52,018		54,438
Non-cash loss on convertible notes exchange	42,347		29,891
Gain on sale of intellectual property, net	(12,424)		(84,502)
Acquisition-related costs	6,982		1,949
Fair value write up of acquired inventory sold	-		3,298
Contingent consideration	79,098		670
Adiana closure costs	19,980		-
Other charges	917		2,895
Income tax effect of reconciling items	(106,624)	(2)	(67,664)	(2)
Non-GAAP adjusted net income	$ 269,423		$ 245,876

EBITDA
Non-GAAP adjusted net income	$ 269,423		$ 245,876
Interest expense, net, not adjusted above	29,121		29,977
Provision for income taxes	138,794		123,863
Depreciation expense	48,107		51,038
Adjusted EBITDA	$ 485,445		$ 450,754

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 266,359 and 264,114 weighted average diluted shares outstanding for the nine months ended June 23, 2012 and  June 25, 2011, respectively.

(2) To reflect an estimated annual effective tax rate of 34% and 33.5% on a non-GAAP basis for the nine months ended June 23, 2012 and June 25, 2012, respectively.

Use of Non-GAAP Financial Measures:

Hologic has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. Hologic defines adjusted EBITDA as its non-GAAP adjusted net income plus interest expense, net, income taxes, and depreciation and amortization expense included in its non-GAAP adjusted net income. Hologic defines its non-GAAP adjusted net income and adjusted EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration (comprised of (a) adjustments for changes in the fair value of the contingent consideration liabilities initially recorded as part of the purchase price of an acquisition as required by GAAP, and (b) contingent consideration that is tied to continuing employment of the former shareholders and employees which is recorded as compensation expense), transaction costs, and charges associated with the write-up of acquired inventory to fair value; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) divestiture and restructuring charges; (v) non-cash loss on exchange of convertible notes; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on equity investments; (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of Hologic's core business results; and (ix) income taxes related to such adjustments.

Hologic believes the use of non-GAAP adjusted net income is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, equity investment impairments, litigation settlements, and divestiture and restructuring initiatives. These measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of Hologic's non-GAAP adjusted net income and adjusted EPS, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing Hologic's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716